Exhibit 99.1

Carrier Access Contact:

Nancy Pierce

303-218-5555

npierce@carrieraccess.com

Carrier Access Corporation Acquires the Assets of

Mangrove Systems

Acquisition adds IP network integration products which are designed to improve wireless and wireline service provider’s operating efficiency

BOULDER, Colo.—(MARKET WIRE)— March 5, 2007—Carrier Access Corporation (NASDAQ: CACS) today announced that it has completed the acquisition of IP networking product assets from Mangrove Systems, Inc. of Wallingford, Connecticut in a cash transaction valued at approximately $8 million. Carrier Access has also hired 30 former employees of Mangrove to sell, support and continue research and development of the newly acquired Mangrove products. The acquisition is anticipated to be accretive to Carrier Access earnings in the first quarter of 2008.

Mangrove Piranha® 100 and 600 products will be rebranded as the Carrier Access EdgeFLEXTM and 600 respectively. These new optically-fed IP transport integration products add to the Carrier Access portfolio of IP service convergence solutions at both access and optical edge locations. Integrated products and solutions will be supported and offered to combined customers of Carrier Access and Mangrove Systems. Customers include Mobile Network Operators, Broadband and Ethernet Service Providers, and Government Networks. Carrier Access FLEXengine software-definable IP interworking and optimization technology will be integrated with the new EdgeFLEX product offerings to further consolidate network capital and operational costs for high bandwidth IP networks.

Nancy Pierce, Carrier Access Corporate Development Officer, said, “Mangrove Systems brings several early-stage global customer expansion opportunities to Carrier Access in the Asia-Pacific and EMEA markets. We see substantial synergies between customer developments and product evaluations among both Mangrove and Carrier Access customers. We have re-staffed and equipped the talented engineering, sales, and support employees behind the creation of the Mangrove products and anticipate leveraging our existing Connecticut lab for future product development.”

The new Carrier Access EdgeFLEX 100 and 600 products merge high-capacity packet and circuit-switched technologies to converge existing access and transport over Ethernet and optical SDH or SONET transport infrastructures. Convergence capabilities include standards-based SONET/SDH, TDM, ATM, and Frame Relay conversion to IP Ethernet —enabling a single EdgeFLEX network element to replace the functions of routers, switches, optical add/drop multiplexers, and psuedowire conversion systems.

EdgeFLEX optimizes network applications in the IP conversion of mobile radio access networks, WiMAX concentration and backhaul, DSLAM IP Ethernet backhaul and subscriber concentration, and SDH/SONET to MPLS Ethernet network integration. Key competitive values include cost-effective 16 E1/T1 to OC-192 psuedowire interworking capacity scale, integrated SONET/SDH/ Ethernet and ATM switching functions, dense IMA / MLPPP and VCAT circuit bonding, 50 ms IP network protection, standards-based MPLS core vendor integration, optional edge routing, and optional dark fiber WDM support. Network operators can integrate high-quality IP access and transport networks at approximately one-third the cost and space of alternative network element combinations.

The acquisition of Mangrove’s assets and employment of key personnel is designed to expand Carrier Access’ product and solution portfolios for access, edge, and hub locations. EdgeFLEX complements MASTERseriesTM, Axxius®, Broadmore®, and Adit® product lines for software-defined access and service creation in wireless, broadband, Ethernet and optical networks.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS - News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution

This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, about expectations, beliefs, plans, intentions and strategies of Carrier Access relating to acquisition of Mangrove System’s assets. Such forward-looking statements include statements regarding the transaction’s effect on Carrier Access’ 2007 and 2008 earnings, future product offerings, potential benefits of current and future product offerings, and beliefs about Carrier Access’ position in IP conversion of mobile radio access networks. These statements reflect Carrier Access’ current beliefs and are based on current information available to Carrier Access. The ability of Carrier Access to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. Other risks and uncertainties include the failure to achieve expected synergies and efficiencies of the operations; employee retention and maintenance of the business of Mangrove Systems as a result of curtailment of Mangrove operations on January 23, 2007; the ability of Carrier Access to retain and motivate key employees of Mangrove Systems; the ability to coordinate strategy and achieve operational and sales synergies from the procurement of Mangrove assets; loss of any potential Mangrove customers; the ability to manage the integration of products and operations between Carrier Access and Mangrove; timely development and acceptance of products and services and their feature sets; the effect of our investment in research and development, our growth prospects in wireless and converged access and sales of our products, and the future performance of the Company. These forward-looking statements, which reflect management’s best judgment based on factors currently known, are subject to risks and uncertainties that may cause actual results to differ materially. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, dependence on a single customer and other problems with or at our customers, distributors, OEMs and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, possible delays in the development, availability and shipment of new products, increasing costs and differing uses of capital, changes in key personnel, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Reports on Form 10-Q for the three, six and nine months ended March 31, June 30, and September 30, 2006, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.